Exhibit 99.1

CytomX Therapeutics Announces First Quarter 2020 Financial Results
and Provides Business Update

Company to Host a Conference Call Today, May 7, 2020, at 5:00 p.m. ET / 2:00 p.m. PT

SOUTH SAN FRANCISCO, CA, May 7, 2020– CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody® therapeutic technology platform, today reported first quarter 2020 financial results and provides a business update.

“The first quarter of 2020 presented unique challenges as we navigated the early stages of the COVID-19 pandemic, but through a strategic pipeline reprioritization and excellent progress with new and existing research and development partnerships, we entered the second quarter well positioned for the remainder of the year and beyond,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “Our continued achievements reflect our long-term strategic vision for CytomX and include the progression of multiple wholly-owned and partnered programs into or towards Phase 2 clinical trials alongside a major new collaboration with Astellas that further validates our Probody platform.  Our intensified focus on the application of Probody technology to undruggable targets is aimed at making the biggest difference for patients with cancer.”

First Quarter Business Highlights and Recent Developments

COVID 19 Pandemic and Business Continuity

CytomX is committed to ensuring the health, safety and well-being of its clinical study participants, staff at our study sites and our employees. CytomX continues to closely monitor the COVID-19 pandemic situation and is following local, state, and federal guidelines, including, with respect to the conduct of our worldwide clinical trials, emerging Health Authority guidance and IRB/Ethics Committee recommendations.

STRATEGIC REPRIORITIZATION OF WHOLLY OWNED CLINICAL PIPELINE INCREASES FOCUS ON UNDRUGGABLE TARGETS AND FIRST-IN-CLASS DRUG DEVELOPMENT

PROCLAIM-CX-2009-001

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CytomX made the decision in March 2020 to temporarily pause new patient enrollment and new site activation in the PROCLAIM-CX-2009-001 study evaluating the CD166-targeting Probody drug conjugate CX-2009. This study includes the Phase 2 expansion study evaluating CX-2009 as monotherapy in patients with hormone receptor (ER, PR) positive, HER2 negative breast cancer. This decision followed the assessment of the evolving COVID-19 pandemic, and the emerging challenges for clinical trial execution within our studies and across the industry. CytomX intends to resume the CX-2009 clinical program as soon as practicable.

PROCLAIM-CX-072-002

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CytomX also made the strategic decision in March 2020 to terminate the PROCLAIM-CX-072-002 study evaluating the anti-PD-L1 Probody CX-072 in combination with ipilimumab in melanoma. This follows a re-evaluation of the evolving clinical, competitive, and commercial landscapes in immuno-oncology, taken together with impact of the COVID-19 pandemic.

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This strategic decision allows CytomX to focus its resources on its potential first-in-class assets, CX-2009 and CX-2029, to the future evaluation of a combination of CX-072 and CX-2009, and to the generation of additional clinical candidates for advancement to IND filing and clinical trials.

SIGNIFICANT PROGRESS WITHIN NEW AND EXISTING STRATEGIC COLLABORATIONS

Astellas Collaboration – Newly Formed Alliance Expands Research and Development in the Field of T-Cell Engaging Bispecifics

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CytomX announced a strategic collaboration with Astellas Pharma Inc. focusing on the discovery, development, and commercialization of novel CD3 targeting T-cell engaging bispecific antibodies for the treatment of cancer. Astellas paid CytomX an upfront cash payment of $80 million, that was received in April, with CytomX eligible to receive future preclinical, clinical, and commercial milestones of over $1.6 billion. CytomX is also eligible to receive tiered royalties on global net sales that range from high-single digits to mid-teens.

AbbVie Collaboration - Phase 2 Expansion Stage Study Advances CX-2029, A First-in-Class Anti-CD71 Probody Drug Conjugate

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CytomX announced a $40 million milestone payment, to be received by CytomX from AbbVie in the second quarter, through the achievement of pre-specified criteria for the dose escalation phase of the ongoing Phase 1/2 clinical trial, PROCLAIM-CX-2029. CytomX and AbbVie are finalizing plans for the advancement of CX-2029 to Phase 2 expansion cohorts in select tumor types. Additional information is available at ClinicalTrials.gov using the Identifier NCT003543813.

Bristol Myers Squibb Collaboration - Advancement of ipilimumab Probody into Randomized Phase 2 Study

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Bristol Myers Squibb initiated a Phase 2 randomized cohort expansion in its ongoing first-in-human Phase 1/2a trial of the anti-CTLA-4 Probody BMS-986249, a Probody version of the anti-CTLA-4 antibody Yervoy® (ipilimumab), in combination with Opdivo® (nivolumab) in patients with metastatic melanoma. This advancement triggered a milestone payment of $10 million that was received by CytomX in April. Additional information is available at ClinicalTrials.gov using the Identifier NCT03369223.

Amgen Collaboration - Advancement of Lead T-Cell Bispecific Candidate into IND Enabling Studies

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CytomX, in partnership with Amgen, has recently advanced CX-904, a lead T-cell engaging bispecific Probody candidate against Epidermal Growth Factor Receptor (EGFR) and CD3, into IND-enabling studies. CytomX is responsible for the IND filing, targeted for late 2021, and for early clinical development.

ASCO 2020 PRESENTATIONS TO HIGHLIGHT MULTIPLE PROBODY CLINICAL-STAGE PROGRAMS

CytomX and its partners announced presentations at the American Society of Clinical Oncology’s (ASCO) ASCO20 Virtual Scientific Program

•	CytomX and its partner AbbVie will present data from Phase 1 dose escalation study of the PROCLAIM-CX-2029 Phase 1/2 study of the anti CD71 Probody CX-2029
•	Bristol Myers Squibb will present data from the Phase 1 dose escalation study of the Phase 1/2a trial of the anti-CTLA-4 Probody BMS-986249
•	CytomX will present updated data from the Phase 1 dose escalation and dose ranging studies of the PROCLAIM-CX-2009 Phase 1/2 study of the anti CD166 Probody CX-2009
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CytomX will present updated data from the Phase 1 dose escalation study, monotherapy expansion studies and combination with ipilimumab studies of PROCLAIM-CX-072 Phase 1/2 study of the anti PD-L1 Probody CX-072

Executive Appointments

•	Announced the appointments of Carlos Campoy, as senior vice president and chief financial officer and Alison Hannah, M.D., as senior vice president and chief medical officer.

First Quarter 2020 Financial Results

Cash, cash equivalents and short-term investments totaled $247.9 million as of March 31, 2020, compared to $296.1 million as of December 31, 2019.

Revenue was $49.6 million for the three months ended March 31, 2020, compared to $29.5 million for the three months ended March 31, 2019. The net increase in revenue of $20.1 million was primarily due to an increase in revenue of $26.6 million relating to the partial revenue recognition of the $40 million milestone earned from AbbVie associated with the PROCLAIM-CX-2029 project in the first quarter of 2020, an increase of $10 million relating to the milestone earned from Bristol Myers Squibb associated with the initiation of the Phase 2 randomized cohort expansion in the first quarter of 2020, partially offset by a decrease in revenue of $17.4 million relating to the accelerated recognition of revenue in the first quarter of 2019 due to reprioritization within our alliance with Bristol Myers Squibb.

Research and development expenses increased by $6.4 million during the three months ended March 31, 2020 compared to the corresponding period in 2019.  The increase was largely   attributed to $9.1 million of sublicense fees paid to the University of California, Santa Barbara associated with the milestones and upfront payments earned in the first quarter of 2020 and a $3.0 million license fee to ImmunoGen associated with the first dosing of a patient in the CX-2009 Phase 2 clinical trial during the first quarter of 2020.  These increases were partially offset by a $5.0 million decrease associated with the acquisition of technical know-how related to drug conjugate linker-toxin and CD3-based bispecific technologies during the first quarter of 2019.

General and administrative expenses were essentially flat during the three months ended March 31, 2020 compared to the corresponding period in 2019.

Teleconference Scheduled Today at 5:00 p.m. ET

Conference Call/Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET.  Interested parties may access the live audio webcast of the teleconference through the “Investor & News” section of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) and using the passcode 6282129. An archive of the webcast will be available on the CytomX website from May 7, 2020, until May 14, 2020.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapies. We are developing a novel class of investigational antibody therapeutics, based on our Probody® technology platform, for the treatment of cancer.

Probody therapeutics are designed to remain inactive until they are activated by proteases in the tumor microenvironment. As a result, Probody therapeutics are intended to bind selectively to tumors and decrease binding to healthy tissue, to minimize toxicity and potentially create safer, more effective therapies. As leaders in the field, our innovative technology is designed to turn previously undruggable targets into druggable targets and to enable more effective combination therapies. CytomX and its partners, comprised of leading biotechnology and pharmaceutical companies, have developed a robust pipeline of potential first-in-class therapeutic candidates against novel, difficult to drug targets and potential best-in-class immunotherapeutic candidates against clinically validated targets. The CytomX clinical stage pipeline includes first-in-class product candidates against previously undruggable targets, including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009) and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. The CytomX clinical stage pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probody therapeutics, and BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb. CytomX has strategic drug discovery and development collaborations with AbbVie, Amgen, Astellas and Bristol Myers Squibb. For additional information about CytomX Therapeutics, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates , the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2009 and CX-2029, and the expected timing of the announcement of clinical trial data. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities, and the development of clinical drug candidates, due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current pre-clinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2009, CX-2029, BMS-986249 and BMS-986288; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.  Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2020. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics.
Yervoy and Opdivo are registered trademarks of Bristol Myers Squibb.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues	$49,593	$29,485
Operating expenses:
Research and development	42,814	36,376
General and administrative	9,572	9,674
Total operating expenses	52,386	46,050
Loss from operations	(2,793)	(16,565)
Interest income	1,075	2,496
Other income (expense)	12	(61)
Loss before income taxes	(1,706)	(14,130)
Benefit from income taxes	(13,911)	(6)
Net income (loss)	$12,205	$(14,124)
Net income (loss) per share
Basic	$0.27	$(0.31)
Diluted	$0.26	$(0.31)
Shares used to compute net income (loss) per share
Basic	45,723,955	45,122,456
Diluted	47,044,774	45,122,456
Other comprehensive income:
Unrealized gain on short-term investments, net of tax	$279	$155
Impact of adoption of new accounting pronouncement	—	11
Comprehensive income (loss)	$12,484	$(13,958)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$143,286	$188,425
Short-term investments	104,636	107,720
Accounts receivable	130,010	13
Income tax receivable	13,061	—
Prepaid expenses and other current assets	9,073	7,177
Total current assets	400,066	303,335
Property and equipment, net	7,393	7,372
Intangible assets, net	1,276	1,312
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	24,682	25,382
Other assets	1,379	2,015
Total assets	$436,662	$341,282
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,782	$4,158
Accrued liabilities	28,353	30,051
Deferred revenue, current portion	73,866	51,381
Total current liabilities	106,001	85,590
Deferred revenue, net of current portion	236,789	178,858
Operating lease liabilities - long term	24,105	24,871
Other long-term liabilities	—	850
Total liabilities	366,895	290,169
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; and no shares issued and outstanding at March 31, 2020 and December 31, 2019.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 45,918,616 and 45,523,088 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	474,455	468,285
Accumulated other comprehensive income	336	57
Accumulated deficit	(405,025)	(417,230)
Total stockholders' equity	69,767	51,113
Total liabilities and stockholders' equity	$436,662	$341,282

(1)	The condensed balance sheet as of December 31, 2019 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

Investor and Media Contact:
Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823